UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) or (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File number _______________________

CENTENNIAL GROWTH EQUITIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	90-0292940
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification
organization)	Number)

9221 East Baseline Road Suite109-435
Mesa, Arizona	85209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 730-7939

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:
Common Stock, par value $0.001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act) or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-Accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging Growth Company	[X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes [X]           No [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Upon effectiveness, the Company became subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to “CGEQ,” the “Company,” “we,” “our” or “us” means Centennial Growth Equities, Inc.

FORWARD LOOKING STATEMENTS

This registration statement, including the information that may be incorporated herein by reference, contains forward-looking statements including statements regarding, among other items, the Company's business and growth strategies, and anticipated trends in the Company's business and demographics. These forward-looking statements are subject to several risks and uncertainties, some of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements. For this purpose, any statements contained in the registration statement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "except," "believe," "anticipate," "intend," "could," "estimate," or "continue," or the negative or other variations thereof are intended to identify forward-looking statements.

Although the registrant believes that the expectations reflected in the forward-looking statements are reasonable, the registrant cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the registrant nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. The registrant is under no duty to update any of the forward-looking statements after the date of this report to conform its prior statements to actual results.

It is the intention of the Company to be listed on OTC Markets “Pink Sheets” and to apply for listing on the OTC Markets. There can be no assurance given that the Company will be successful in this attempt.

ITEM I           DESCRIPTION OF BUSINESS

COMPANY HISTORY:

Centennial Growth Equities, Inc. was incorporated in the State of Colorado on June 6, 2000 for the purpose of conducting business in the area of real estate, including the purchase and sale of all types of real estate, remodeling, building, refurbishing all types of real estate, the development of land for real estate development, the purchase and sale of land assets and to operate a construction business in connection with the above described activities with the extent of the laws of the State of Colorado.

On January 26, 2005, the Company merged into another Colorado company, Piper and Murphy Real Estate Investments, Inc. On March 21, 2005, the Company changed its name to Piper and Murphy Real Estate, Inc. and on July 14, 2005, it changed its name again to Centennial Growth Equities, Inc.

A total of 9,250,000 additional shares of Common Stock of the Company were issued at the time of the merger.

The total number of Common Shares of the Company that was outstanding as of September 18, 2005, was 10,253,000.

From inception through 2005, the Company dealt in real estate transactions.

On August 20, 2006, Mr. Phillip E. Ray purchased 4,000,000 shares of Common Stock of the Company from Eleece “Patty” Murphy. Venturevest Capital Corporation, a Colorado corporation controlled by Mr. Phil Ray purchased 4,000,000 shares from Jim Piper.

Mr. Ray was appointed as a Director, President and Secretary Treasurer of the Company and Mrs. A. Terry Ray, the wife of Mr. Ray, was appointed as a Director of the Company.

A total of 1,129,000 shares of common stock were purchased by the children of Mr. Ray from existing shareholders.

In 2005, the Company, through a stockbroker, filed a Form 15c2-11 with Financial Industry Regulatory Authority (FINRA), and received the symbol of CGEQ. The symbol was declared inactive by FINRA in 2009 because of a lack of a market maker.

FINRA informed Mr. Ray, by phone that the symbol could be made active again if a stockbroker indicated that they desired to make a market in the stock or the Company, or, through a broker, file new 15c2-11 documents with FINRA. It is the intention of the Company to request a broker to become a market-maker for the Company to quote the stock and get the symbol of CGEQ active again. There is no assurance that the Company can induce a broker to become a market-maker for the Company, or that the Company, through a broker, can file a new 15c2011 and get the symbol active again. If the Company cannot get an active symbol for the Company, the Company’s common stock cannot be traded on an exchange and therefore, it would be very difficult for any shareholder to sell their stock and recoup their investment.

As of December 31, 2019, there were a total of 13,203,000 shares of common stock issued and outstanding. There were no preferred shares issued and outstanding.

There are 55 shareholders of record.

On February 19, 2020, the Company created a subsidiary, Venture Growth Equities, Inc., a Colorado corporation, of which 100 shares of common stock was issued to Centennial Growth Equities, thus making it a wholly owned subsidiary of the Company. There is no activity in the subsidiary.

On February 28, 2020, the Company created a subsidiary, Centennial Ventures, Inc., a Colorado corporation, of which 100 shares of common stock was issued to Centennial Growth Equities, Inc., making it a wholly owned subsidiary of the Company. There is no activity in the subsidiary.

On April 20, 2020, the Company filed and Amendment and Restatement to its Articles of Incorporation with the State of Colorado. The Amendment authorized 90,000,000 shares of Common Stock, par value $0.001 and 10,000,000 shares of Preferred Stock, par value $0.001.

As of December 28, 2020, there were 13,203,000 shares issued and outstanding.

NEW DIRECTION FOR COMPANY

The Company is a “Shell Company” as defined by Rule 405 under the Securities Exchange Act of1934. It has not operated a business or generated any revenues since its inception. The followingdescription regarding a proposed new business for the Company has been researched and created bythe Company’s management, at no cost to the Company. Almost all costs expended by management ,up to the date of this Registration Statement, is attributable to “man hours worked, includingdrawings and the gathering of pictures and examples of proposed products and sourcing ofmanufacturers and raw materials As of the date of thisRegistration Statement, no models orprototypes of any of the proposed products have been built.

The management is changing the direction of the Company to be a product development and marketing company. The Company is in the process of developing a line of products for camping, travel and emergency, all of which will be marketed under a company logo.

As a part of the program, the Company is designing a lightweight travel, camping and emergency trailer which encompasses a number of extra features that will make it unique in the industry.

The trailer, unlike most trailers, is a one-wheel (swivel-wheel) trailer that is versatile, capable of being towed by any size of vehicle, from a large van to a small Volkswagen Bug or other small cars. It is designed to be very different from camper trailers that are presently on the market. Not to be a sleeper trailer, and yet, with the adaption of a specially made tent attachment, can accommodate sleeping arrangements. There will be several different models.

A single wheel trailer is a trailer that has only one wheel supporting it with a rigid attachment to the vehicle. Unlike traditional trailers with a ball pivot, the single swivel wheel trailer always tracks with the tow vehicle, acting more like an extension of the vehicle.

The trailer is usually fitted with a two-power hitch, which is attached to the tow vehicle at a standard Class-III or Class-IV, 2”x2” receiver on the vehicle.

With the swivel wheel, the trailer does not swing from side to side and does not fishtail or jackknife like most trailers. When backing and turning, the trailer stays straight with the tow vehicle and the wheel swivels around to the direction of the motion.

If so desired, the trailer can be attached directly to the frame below a bumper at two places of any vehicle with specially designed hitches, which are available. With these hitches, the trailer attaches at two points rather than the standard ball hitch receiver.

The single wheel can easily go over most terrain that the tow vehicle can traverse.

The Company intends to initially work with Fast Master Products, Inc. to make the original prototypes and first production units. Fast Master Products presently makes a single swivel wheel trailer frame and among other products, sells the frame and swivel wheel.

The unit comes with the swivel wheel and a 6-Ply highway speed trailer tire.

Fast Mastere frame with swivel wheel	The Swivelwheel	Jackstands to steady trailer

(Note: Pictures are for illustration only and are not pictures of our proposed products).

The suspension of the swivelwheel allows for the best possible ride for whatever items that might be on the deck.

The trailer will come with jackstands and wheels to keep the trailer level when unloaded and allow the trailer to be moved around when disconnected from the tow vehicle.

Trailer tracking

On a conventional trailer, when the tow vehicle turns, the trailer follows at a reduced radius. This is because the pivot point between the tow vehicle and the trailer is the hitch and ball. Think of a semi truck making a right turn in front of you. The truck (tow vehicle) must go very wide around a turn because the rear most wheels of the trailer follow at a much-reduced turn radius. If the tow vehicle doesn't go wide enough around the turn, it will collide with what ever is at the inside of the turn (i.e. curb, stop sign, pedestrian, your car etc.). Thus, the signs on the back of most semis "This vehicle makes wide right turns." Single wheel trailers, on the other hand, are the opposite. They turn wider than the tow vehicle due to its large castor wheel. Think of the front wheel of a shopping cart at the grocery store. These front wheels can spin all the way around. This same concept is the way a single wheel trailer currently steers. It has the capability to rotate all the way around. This trailer is designed to be much easier to tow and maneuver. And is especially suited for smaller vehicles not designed for the rigors of conventional towing.

MODEL SW-A1

The first model that the Company is presently designing is called the Model SW-A1

The single wheel trailer, Model SW-A1, is designed to be a travel, camping and emergency trailer, and converts to a utility and work trailer.

The Model SW-A1 will have a “box” which we will refer to as the “Chest” affixed atop a steel single wheel frame. The frame will be 4 feet long and 2 1/2 feet wide.

There will be an upper and lower section to the Model SW-A1 chest.

Upper Section:

The upper part of the chest will be 4 feet long, 2 1/2 feet wide and 28 inches deep.

The upper chest will have a curved lid that closes on the box, secured by strong hinges and locks.

The upper part of the Model SW-A1 chest will have several built-in features that are standard with this model. These features include: a solar panel mounted on top of the lid, capable of charging batteries, cell phones and numerous other items, including items inside the chest.

Inside the chest is a small powerful battery, 7.3 x 1.6 x 3.5 inches. The battery can be charged either through the towing vehicle connection or through the attached solar panel. The battery can be quickly removed to start an automobile with the jumper cables that are included. The battery will also power strong LED lights that will light outside the trailer as well as charging small electrical devices and can easily be removed to act as a bright flashlight. Also, inside the chest is a 5-gallon water can, which can hold potable water, with a spigot extruding through the wall of the chest, to allow for access to the water without opening the chest.

Outside the chest, near the water spigot will be a small box holding a dish sponge and hand soap for conveniently washing dishes and hands at any time without opening the chest.A two-burner propane stove will be mounted on the back wall and will fold down to the outside and lay flat for cooking.

The chest will also have an alarm system securing all openings.

Lower Section:

The lower section will be the same length and width as the chest. Packed into the lower section, will be numerous items for camping, travel and emergency use, all under the Company label.

The Company is in the process of creating its own compact emergency kit.

The purpose of the items included with the trailer is so the owner can be confident that all necessary items are packed and are ready for an emergency, a weekend camping or a long road trip, alleviating concerns about forgetting some little item.

The following items have been sourced and will be purchased under the Company label.

ITEMS IN EMERGENCY KIT 1. - 17 different items - All in a nylon bag 8” wide x 14” long x 3 1/2” deep

1.	Multitool – 15 items in 1 - knife, saw, wire cutter, needle nose pliers, regular pliers, can opener, in sheath
2.	Stormproof Matches – Storm proof and wind proof – with strikers and case
3.	Whistle – powerful – Can be heard above the roar of wind and emergency vehicles
4.	Folding cup - Travel Folding Collapsible Cup –Telescopic – stainless steel
5.	Solar Lantern - Collapsible LED Light Flashlight with Rechargeable Battery
6.	Emergency candles - Slow Burning Storm Disaster Survival Candles
7.	Water purification tablets - Potable Aqua iodine tablets
8.	Can opener – small-steel – Army style can opener.
9.	Sunscreen – Tube of SPF 30
10.	Wet wipes - Wet Ones Antibacterial Hand Wipes Travel Pack - Kills 99.99% of germs
11.	Hand warmer - Rechargeable Hand Warmers, Double-Side Heating
12.	50 ft. nylon rope - 5mm Nylon Braided, 50 Foot, Multi-Purpose Camping Rope
13.	Compass - Compass with Aluminum Case and Cord Loop
14.	Fire starter - Magnesium Fire Starter - Start a fire easily even in damp conditions
15.	Ponchos – Emergency clear rain ponchos – 4 in kit – 3 mil. PVC
16.	Gloves – Seamless knit cotton/polyester with latex coated grip and fingers.
17.	Salt and Pepper shaker

This list of items may be modified from time to time.

It is estimated that the cost of production of the Emergency Kit will be approximately $23.

PACKED IN THE LOWER SECTION OF THE CHEST ARE 19 IMPORTANT CAMPING AND EMERGENCY ITEMS

1.	Our emergency kit containing 17 very important items for travel, camping and emergency use
2.	First Aid Kit containing 299 items –for camping or emergency or when traveling
3.	Water purifier kit – small and convenient but excellent for camping or emergency or travel
4.	Emergency Reflectors - 3 large reflectors for emergency use
5.	Folding shovel/pick – a small but convenient folding shovel with spade.
6.	Hatchet with saw and fire starter – an important camping and emergency item
7.	Camp Table – lightweight and strong 3’-Fold N Half Aluminum Table
8.	Folding Camp chairs - 2each-lightweight but compact and strong – 2 in each trailer
9.	Portable camp toilet /camping commode – for camping and emergency use
10.	Collapsible Water bucket – for camping and emergency use. Folds to 2” and holds up to 3 gallons
11.	Waterproof folding Toilet Paper Storage Cylinder Case –for keeping toilet paper handy and dry.
12.	Tarp - Large Multi-Purpose, waterproof, heavy duty poly tarp

13.	Portable battery powered shower – This battery powered shower for showering from a bucket of water.
14.	Emergency blankets – a pack of 4 emergency thermal blanks for emergency use
15.	Reusable Emergency Sleeping Bag – A small thermal waterproof survival sleeping bag
16.	Tire repair kit - for the repair of a tire that leaks.
17.	Survival Gear Tube Tent – A compact, lightweight waterproof tent for emergency use.
18.	Duct Tape – a roll of duct tape which can have multiple uses.
19.	Mess Kit – an 11-piece kit with plates, cups, eating utensils and pan.

This list of items may be modified from time to time.

Versatility of the trailer:

The chest can easily be removed, making the trailer a flatbed unit with a 500-pound load rating, and can then be used to transport items from lawn equipment, luggage, camping equipment, motor scooters, etc.

Available separately, will be side panels that can easily be attached to the bed thus making it possible to haul products or materials. Items can then be additionally secured with tie downs or a tarp secured over the entire trailer.

Trailer as a flatbed	Ability to haul various items	Side panels will be avaialble, both slatted and solid.

(Note: Pictures are for illustration only and are not pictures of the proposed products.)

Other accessories:

Other accessories for the Model SW-A1will include racks for bicycles, skis and surfboards. There are other accessories that are in development and will be available. The Company is designing racks that can be mounted on the lid of the Chest to allow for tying additional items on the top of the trailer, such as the tent bag, or perhaps a bag holding sleeping bags or other lightweight items.

Turning the Model SW-A1 trailer into a camper.

While the model SW-A1 is not necessarily designed to be a camper trailer (with sleeping accommodations), The Company is designing a tent to go with the trailer by special order. It will be designed to quickly mount over the trailer with the lid open to give access to contents inside the trailer.

(Note: Pictures are for illustration only and are not pictures of the proposed products.)

The frame will be made from powder coated rectangular steel. The deck will be made of decking-wood bolted onto the frame, strong and water-resistant. There will be eight tie down points.

The trailer will have a license plate frame, brake lights and turn signals and lights on the rear side of the box for addition viewing safety wired to connect to the tow vehicle, just as any other trailer would be.

A Spare tire can be ordered separately, if wanted, and mounted on the trailer. The will trailers come with SAE VIN (Vehicle Identification Number)

Manufacturing/production:

The trailer components will be outsourced for manufacturing. The frame and swivel wheel will be produced by a company that is presently manufacturing these items. The frame will be produced to our specifications and design.

The “chest” will be produced by a different manufacturer to our specifications and design. The initial units will be produced with water-resistant wood, extruded plastic or fiberglass painted for additional color and protection for long lasting durability. The cost to produce the chest is estimated to be under $200.

The units will be assembled at our proposed facilities. Assembly will simply consist of affixing the box onto the frame and connecting the necessary wire assembly for the lights, alarm system and battery and bolting the stove into the rear of the unit. The Company is currently accepting quotes on the assembly of the chest and has not made a decision yet as to the manufacturer.

In addition, for our Model SW-A1, all camping, emergency and travel items will be inserted into the chest and made ready for shipping.

It is estimated that the assembly and storage space required would be a warehouse type of space of approximately 35,500 sq. feet with shelving for storing the items to be inserted into the Model SW-A1. The Company will seek a location after the prototype is completed and tested and additional funds are raised. After a review of warehouse space available, the Company is confident that it will be able to lease suitable space for a reasonable and affordable price.

Additional Models Proposed:

The Model SW-C1 will be the same as the SW-A1, except without the lower section and without any of the emergency, camping and travel items installed. Thus, a buyer will be can order any of the items separately and configure the trailer however they desire.

The Model SW-A2 will have a slightly wider frame and bed and have two swivel wheels attached. This model has a weight capacity of 1,200 pounds. The box will be mounted onto the frame just as the Model SW-A1. However, when removed and turned into a flatbed, because of the additional weight capacity, the trailer can be used for hauling larger and heavier items such a motorcycle, snowmobile, etc.

STORING THE MODEL SW-A1 TRAILER WHEN NOT IN USE

One advantage of the SW-AI trailer is the ease of storing it when not in use because of its smaller size. The Company is developing holders that will allow the trailer to stand on end when not in use to take up less space in a garage.

We intend to offer a motorized device for lifting the “chest” from the trailer and hoisting it up to the ceiling of the garage for storage. This will also make it a simple matter to convert the trailer into a flatbed trailer, or a utility trailer.

(Note: Pictures are for illustration only and are not pictures of our proposed products).

The Company intends to build prototypes and refine the trailer before introducing it to the marketplace and lining up manufacturing and marketing partners. The current activities include completing the development of a prototype, identifying vendors of components and sub-assemblies, engineering an assembly and testing protocol, and preparing the educational and marketing materials to support market entry.

In addition to the specially designed trailer, the Company has plans for a series of related and ancillary products, designed to capitalize on the initial channels of distribution.

(2) Distribution Methods and Marketing of the Products or Services

Because the Company plans to outsource most of its manufacturing, it will function primarily as a marketing organization. The Company’s distribution goal is to support its products with a marketing program that is easy to implement and intuitively simple for the marketplace to understand. The Company’s officers have developed a multifaceted marketing strategy, which includes promoting the prototype, enlisting support of independent manufacturers, achieving wide marketplace acceptance via targeted product placements including distributors throughout the U.S. and other countries. Marketing programs will include extensive use of the internet, retail outlets and advertising programs.

The following are priority-marketing steps the Company plans to implement over the next twelve to eighteen months:

1.	Complete drawing for trailer.
2.	Build prototype of trailer.
3.	Development of logos.
4.	Development of a strong and informative web site.
5.	Development of marketing materials, including videos and printed materials.
6.	Contact potential distributors for the products such as outdoor sporting goods stores.

Raising additional Capital:

The president of the Company has committed to loaning the Company up to $20,000 for the building of the prototypes and necessary drawings and place initial orders for some of the products that the Company will be carrying.

The Company intends to raise capital to implement its business plan through private investors by means of debt or equity funding. There is no assurance that the company will be able to raise the capital needed to fund the business plan of the Company.

The Markets for Our Products

We consider the market for our products to be both U. S. and foreign.

We believe that the the trailer would appeal to those who desire a small, lightweight, easy to haul trailer for travel and camping, as well as use as an emergency unit for quick response and easy to store.

Competition

There are many different camp trailers, work trailers, emergency kits, etc. which we consider competition. However, none offer the same diverse options that the Company intends to offer through the Model SW-A1 trailer.

Present Competition:

There are many types and models of small camping trailers manufactured and sold in the US and throughout the world. Most of these trailers have some type of sleeping accommodations, either inside the trailer or creating sleeping quarters with a pop up or fold out system, usually for two people.

A “tent trailer” is one where the tent itself takes up the entire trailer bed, thus allowing for little else to be transported in the trailer. Other “camping” trailers are designed to be small sleep trailers only.

A number of companies make “tent trailers” that pop up out of a trailer bed, while others make small “sleeping trailers” like the “Tear Drop” models. Lees-ure Lite, out of British Columbia, is a good example. They make a variety of pop-up tent two-wheel trailers. After extensive research, we could find nothing that competed directly with our Model SW-A1 type of trailer.

Management is not aware of any trailers that are similar to the Model SW-A1 trailer.

Employees and Independent Contractors

We currently have no employees other than our officers, who are also our directors.

Patents and Trademarks

The Company holds no patents, nor at this time has any patents pending.

Our Symbol is CGEQ. The symbol was declared inactive by FINRA in 2009 because of a lack of a market maker over the past several years. The Company is taking steps to have the Symbol CGEQ reactivated. However, there is no assurance that the Company can accomplish this.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings for the past 10 years. The present officers and directors have no knowledge of any such activities prior to their control. We have not made any significant purchase or sale of assets, nor has the registrant been involved in any mergers, acquisitions or consolidations in the past 15 years. Neither the registrant, nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger. If we are unsuccessful in raising the necessary capital or making a success of the proposed project, we may seek other opportunities.

ITEM 1-A           RISK FACTORS

In any new business venture, there are substantial risks specific to the particular enterprise which cannot be ascertained, however, at a minimum, our present and proposed business operations will be highly speculative and be subject to the same types of risks inherent in any new or unproven venture, and will include those types of risk factors outlined below, among others, that cannot now be determined.

We are a start-up company, have generated no revenues since inception, we have no assets and lack an operating history.

Our Company was incorporated on June 6, 2000. We have not generated revenues and have experienced net losses from our operations from inception to date. As of December 31, 2019, we had an accumulated a deficit of $128,080.

Management is changing the direction of the Company. Other than research of our concept, we have no operating history upon which an evaluation of our future prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants into the highly competitive field of trailers and consumer products. Our ability to achieve and maintain profitability and positive cash flow is highly dependent upon a number of factors, including our ability to raise additional capital to affect the business plan of the Company.

Based upon current plans, we expect to incur operating losses in future periods as we incur expenses associated with the development and potential expansion of our business. Furthermore, we cannot guarantee that we will be successful in realizing revenues or in achieving or sustaining positive cash flow at any time in the future. Any such failure could result in the possible closure of our operations or force us to seek additional capital through loans or additional sales of our equity securities to continue business operations, which would dilute the value of all shares. There are no assurances that the Company will be able to raise any additional capital for the growth of the company.

Many of the present shareholders purchased their shares many years ago pursuant to a Colorado Limited registration which was declared effective by the Colorado Division of Securities on February 28, 2001 and closed on June 29, 2001. A total of 59 individuals purchased shares on that offering, many of which still own their shares. These shareholders have yet to realize a return on their investment and while we hope that the actions of the Company will someday allow them to seek a return on their investment there can be no assurances that the Company will ever be successful, that the stock will ever be trading on an exchange, or that, even if the stock becomes trading on an exchange, that the price of the stock will ever exceed what present shareholder paid for their shares.

The present officers and Directors of the Company have changed the direction of the Company and now hope to make the Company successful so that present shareholders may have an opportunity to seek a return on their investment by having their common stock of the Company trading over-counter on OTC Markets. There can be no assurances that the officers of the Company will be successful in getting the stock listed on “Pink Sheets” or the OTCQB. There is no assurance that the present Directors and Officers will be able to make a success of the Company. There can be no assurances that, even if the stock does become trading on an exchange, the price quoted may never exceed what shareholders paid for their shares.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

We cannot offer any assurance as to our future financial results. Also, we cannot provide any assurances that we will be able to secure additional funding from public or private offerings on terms acceptable to us, or at all, if and when needed. Our inability to achieve profitability from our current operating plans or to raise capital to cover any potential shortfall would have a material adverse effect on our ability to meet our obligations as they become due. If we are not able to secure additional funding if and when needed, we would be forced to curtail our operations or take other action in order to continue to operate. These and other factors raise substantial doubt about our ability to continue as a going concern. If we are unable to meet our obligations and are forced to curtail or cease our business operations, our shareholders could suffer a complete loss of any investment they have made in our securities. Our independent registered public accounting firm as indicated in their audit report for the years ending December 31, 2019 and 2018 that there is substantial doubt about our ability to continue as a going concern.

We have a limited operating history upon which shareholders can evaluate our business and prospects.

Our operating history consist only of extensive research of the overall concept of travel and camping trailers and related camping and emergency products. We have no history of operating such a business and shareholders should consider our prospects in light of the risks, expenses, and difficulties those companies in their earlier stage of development encounter. Our success depends upon our ability to address those risks successfully, which includes, among other things: whether we will be able to raise the capital to move ahead with our business plan, whether we will be able to assemble and maintain the necessary resources, including financial resources, that we will need to implement our business plan; whether we can continue to build and maintain a strong management team that can develop and execute our business strategy; whether we will be successful in establishing and maintaining the strategic associations necessary to implement our business strategy; and whether we will be successful in implementing our sales and marketing strategy. We expect to continue to incur losses for the immediate future as we build our infrastructure. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability will materially and adversely affect the market price of our common stock. The timing and amount of future revenues will depend almost entirely on our ability to sell our products to new customers. Our future operating results will depend upon many other factors, including:

□	The level of product and price competition,
□	Our success in expanding our distribution network and managing our growth,
□	Our ability to develop and market product enhancements and new products,
□	The timing of product enhancements, activities of and acquisitions by competitors,
□	The ability to hire additional qualified employees, and
□	The timing of such hiring and our ability to control costs.

It is the intention of the Company to raise additional capital to build the prototypes of our trailers, either through loans from our officers, sale of additional shares of the authorized but unissued common stock of the Company, through venture capital sources, through debt, and through joint ventures with others. If we cannot raise the additional capital needed to move ahead with our business plan, we will fail in our business plan and every shareholder could lose their entire investment.

While we believe that the additional capital can be raised to move ahead with our business with the exception that the our president, Phil Ray, has agreed to advance the Company up to $20,000 to build the first prototypes create a website and place orders for a limited amount of merchandise, there have been no firm commitments made for additional capital, either in the sale of additional stock, for loans, for joint ventures or for venture capital. There is a very strong possibility that we may not be able to raise the needed capital to accomplish our business plan in which case shareholders could lose their entire investment.

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control. Accordingly, we cannot assure our shareholders that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects. Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation. In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock. Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

We may have difficulty getting our symbol active or getting a new symbol and there is no trading market for our securities and there can be no assurance that such a market will develop in the future.

In 2005, the Company, through a stockbroker, filed a Form 15c2-11 with Financial Industry Regulatory Authority (FINRA), and received the symbol of CGEQ. The symbol was declared inactive by FINRA in 2009 because of a lack of a market maker. FINRA informed Mr. Ray, by phone, that the symbol could be made active again if a stockbroker indicated that they desired to make a market in the stock or the Company, or through a broker, filed new 15c2-11 documents with FINRA. It is the intention of the Company to request a broker to become a market-maker for the Company, and quote the stock, and to get the symbol of CGEQ active again. There is no assurance that the Company can induce a broker to become a market-make for the Company, or that the Company, through a broker, can file a new 15c2011 and get the symbol active again. If the Company cannot get an active symbol for the Company, the Company’s common stock cannot be traded on an exchange and therefore, it would be very difficult for any shareholder to sell their stock and recoup their investment.

We have a limited amount of capital resources, which could limit the amount of time we can conduct our operations.

As of the date of this Registration Statement, we have been able to meet our financial obligations with loans from affiliates of the Company. As a result of our becoming a reporting company we anticipate that our operating expenses will increase, specifically for accounting and legal services. We estimate that the minimum additional dollar amount we will require to for the next twelve (12) months applicable to these additional costs will be approximately $30,000, including approximately $5,000 in annual accounting expense and $6,000 in legal and other compliance matters, provided no extraordinary costs are incurred.

We plan to cover these expenses through (1) additional loans from affiliates of the company or (2) by raising additional capital from sale of stock of the company. There are no assurances that any affiliate of the company will be able to loan the Company additional funds or that we will be able to raise funds through the sale of stock of the Company.

Our success depends greatly upon the efforts of Phillip E. Ray, our officer and director. If we fail to retain the services of Mr. Ray, it would negatively affect our business, operating results and financial results.

The development and implementation of our proposed business is strongly dependent on the efforts of our President , Mr. Ray, whose experience in the field of advertising, marketing and promotion is critical to our business and the success of our business will depend upon our ability to retain his services. We have not entered into a management and/or employment agreement with Mr. Ray and the loss of his services could have a negative impact on our business operations, operating results and possible revenues. If we were to lose the services of Mr. Ray or are unable to hire competent employees and contractors, as and when needed, implementation of our proposed business operations could be delayed or worse, fail, and that our shareholders could risk a total loss of any investment they made in the securities offered herein.

While we believe that there will always be a demand for the type of products that we intend to offer, there is strong competition for such products throughout the United State and, even if we could be successful in developing our products, there is no assurances that our products would be accepted by the consumer over the many other such similar products.

Although we believe that the type of products that we plan on developing and marketing will always be in demand, our ability to generate revenues from our products, once developed, depends on the extent to which we can advertise and promote our products and consumers continue to have a need. In addition, it will be necessary for us to be competitive in both price and quality of our products. We will be dependent upon advertising, promotion, customer renewals, business referrals, and the addition of new customers. In any such event, our business, operating results and financial condition could be adversely impacted. We face significant competition from both established and new companies offering similar products, which may harm our ability to add new customers in the future.

Assuming we can raise the needed capital to develop our products and commence business, if we are unable to manage future growth effectively, our business, results of operations and financial condition could be adversely affected.

While we hope to hire individuals with experience in sales and marketing, there can be no assurances that we will be able to locate and hire and retain the competent experienced individuals.

Once the prototypes are built, tested, and we go into production, we hope and expect to grow with additional advertising and promotion. Our growth, coupled with the rapid evolution of our markets, could place significant strains on our administrative, operational, technical, and financial resources and increase demands on management, procedures, and controls. If we are unable to maintain the quality of our products and services, we could lose customers, generate negative reviews in the media and suffer losses of revenues. Any such failures could result in a loss of customers and could harm our reputation, results of operations, possible revenues and a total loss to our shareholders.

Our president has conflicts of interest for his time in that he may have other activities that may prevent him from devoting full time to our operations, when needed, which may slow our operations and possibly reduce our financial results.

Mr. Ray is our president and may have conflicts of interest for his time in that he may have other activities that may prevent him from devoting full time to our operations. His available time to devote to our business operations may, therefore, be sporadic. In general, he intends to devote as much time as required to our business; however, when he is working on other business matters, he may not be able to devote the time necessary to our business, which may delay or limit implementation of our business plans. The limited number of hours Mr. Ray will have to devote to our business activities may negatively affect our operations and reduce or limit our potential revenues and financial results, which could result in a loss of our shareholders investment.

If we are successful in moving forward in our business plan, we will need to hire additional employees. If competent and knowledgeable employees are not available to us, as and when needed, we may be unable to expand our business when we are ready to do so, which could result in possible revenue losses.

We are dependent on our president, Phillip E. Ray to attract and retain the necessary personnel. The expansion of our business may place further demands on existing management and future growth.

We have no employees at this time except our President and Secretary. When we are ready to expand beyond present employees, our success will depend in large part upon our ability to attract, develop, motivate and retain employees and contractors. Competition for qualified personnel is high and we may not be able to hire or retain qualified personnel, if and when needed. As a result, we may be unable to expand our business when we are ready to do so. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

We may be subject to uninsured losses that may require substantial payments, which could reduce the value of your investment.

We currently carry no comprehensive liability and casualty insurance. While we intend to carry liability insurance and property insurance if and when we enter into production of our products and/or retain a facility, even if we obtain such insurance in the future, it may not be always available or may be available only at prices that we deem prohibitive. In addition, losses may exceed insurance policy limits, and policies may contain exclusions with respect to various types of losses or other matters. Consequently, the insurance that we might obtain may not cover all losses, which could reduce the value of our shareholders investment.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

While we seek to maintain strong corporate governance, computer, financial and other control systems, growth will also put stress on our internal controls. If we are not able to attract and maintain experienced and effective personnel, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices. As a result, we may experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This could result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

As a reporting company under the Exchange Act, we expect to be classified as an “emerging growth company,” as defined in the JOBS Act. We will take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act” or “33 Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted to make use of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act (the "FCPA"), as well as trade compliance and economic sanctions laws and regulations. Our failure to comply with these laws and regulations could subject us to civil and criminal penalties, harm our reputation and materially adversely affect our business, financial condition and results of operations.

As we intend to purchase a number of products from foreign countries, it could require us to comply with the laws and regulations of numerous jurisdictions. These laws and regulations place restrictions on our operations and business practices. In particular, we are subject to the FCPA, which generally prohibits companies and their intermediaries from providing anything of value to foreign officials for the purpose of obtaining or retaining business or securing any improper business advantage, along with various other anti-corruption laws. As a result of doing business in foreign countries, we are exposed to a heightened risk of violating anti-corruption laws. Although we will implement policies and procedures designed to ensure that we, our employees and other intermediaries comply with the FCPA and other anti-corruption laws to which we are subject, there is no assurance that such policies or procedures will work effectively all of the time or protect us against liability under the FCPA or other laws for actions taken by our employees and other intermediaries with respect to our business or any businesses that we may acquire. Any continued international expansion, and any development of new partnerships and joint venture relationships worldwide, increase the risk of FCPA violations in the future.

Violations of anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations are punishable by civil penalties, including fines, as well as criminal fines and imprisonment. If we fail to comply with the FCPA or other laws governing the conduct of international operations, we may be subject to criminal and civil penalties and other remedial measures, which could materially adversely affect our business, financial condition, results of operations and liquidity. Any investigation of any potential violations of the FCPA or other anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations by the United States or foreign authorities could also materially adversely affect our business, financial condition, results of operations and liquidity, regardless of the outcome of the investigation.

Shell Company Status

We are a shell company as defined in Rule 405 promulgated by the SEC under the Securities Act. A shell company is one that has no or nominal operations and either: (i) no or nominal assets; or (ii) assets consisting primarily of cash or cash equivalents. As a shell company, we are subject to various laws, regulations and restrictions, including that we will be subject to restrictions on our use of Form S-8 to register stock that we may issue to our employees and consultants and shareholders will be subject to restrictions from relying on Rule 144 for the resale of their common stock, as described below. Shell companies are prohibited from using Form S-8 to register securities under the Securities Act. If a company ceases to be a shell company, it may use Form S-8 sixty calendar days after the date on which it makes required filings with the SEC disclosing the cessation of its status as shell company, provided it has filed all reports and other materials required to be filed under the Exchange Act during the preceding 12 months (or for such shorter period that it has been required to file such reports and materials after the company files “Form 10 information,” which is information that a company would be required to file in a registration statement on Form 10 if it were registering a class of securities under Section 12 of the Exchange Act. This information would normally be reported on a current report on Form 8-K reporting the completion of a transaction that caused the company to cease being a Shell Company.

Rule 144 under the Act provides an exemption from the registration requirements of the Securities Act and allows the holders of restricted securities to sell their securities utilizing one of the provisions of this Rule. However, Rule 144 specifically precludes reliance by holders of securities of shell companies such as ours or any issuer that has been at any time previously a shell company, except if the following conditions are met:

●The issuer of the securities that was formerly a shell company has ceased to be a shell company;

●The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of theExchange Act;

●The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports on Form 8-K; and

●At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result of our classification as a shell company, our shareholders are not permitted to rely on the “safe harbor” provisions of Rule 144, promulgated pursuant to the Securities Act, so as not to be considered underwriters in connection with the sale of our securities until one year from the date that we cease to be a shell company. This will likely make it more difficult for us to attract additional capital through subsequent unregistered offerings because purchasers of securities in such unregistered offerings will not be able to resell their securities in reliance on Rule 144, a safe harbor on which holders of restricted securities usually rely to resell securities. Shareholders holding unregistered stock will have to comply with Rule 144, as described above. As a result, it may be harder for us to fund our operations and pay consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. The stock being unregistered could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless.

Our Certificate of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Certificate of Incorporation, generally limits our officers’ and directors’ personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Certificate of Incorporation and Bylaws, provide indemnification for our officers and directors to the fullest extent authorized by the Colorado Corporation Code against all expense, liability, and loss, including attorney’s fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding”) to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company’s assets. Stockholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

Any future trading market in our shares will be regulated by Securities and Exchange Commission Rule 15g-9 which established the definition of a “penny stock.” The effective result being fewer purchasers qualified by their brokers to purchase our shares, and therefore a less liquid market for our shareholders to sell their shares.

The shares that are presently issued and outstanding for the Company are defined as a “penny stock” under the Securities and Exchange Act of 1934, and rules of the Commission. Under the rules of the Securities and Exchange Commission, if the price of the registrant’s common stock on the OTC Bulletin Board or OTCQB is below $5.00 per share, the registrant’s common stock will come within the definition of a “penny stock.” The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for our shareholders to resell any shares they own and to recoup their investment in the Company.

Due to the lack of a trading market for our securities, shareholders may have difficulty selling their shares.

There is presently no demand for our common stock, as our securities are not listed for trading on any public market. While we intend to seek to engage the services of a market maker to apply for quotation on the OTC Markets OTCQB on our behalf following acceptance of this registration statement by the SEC, and implementation of our business plans, we cannot guarantee that our application will be approved and our stock listed and quoted for sale on any public market. If no market is ever developed for our common stock, it will be difficult for our shareholders to sell any Shares they own. In such a case, they may find that that they are unable to achieve any benefit from their investment or liquidate their shares of common stock without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, their common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell their shares, resulting in an inability to realize any value from their investment.

The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the “Pink Sheets” or the OTCQB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

●	competitive pricing pressures;
●	our ability to market our products on a cost-effective and timely basis;
●	our inability to obtain working capital financing, if needed;
●	changing conditions in the market;
●	changes in market valuations of similar companies;
●	stock market price and volume fluctuations generally;
●	regulatory developments;
●	fluctuations in our quarterly or annual operating results;
●	additions or departures of key personnel; and
●	future sales of our Common Stock or other securities.

The price at which our shareholders purchased their shares of our Common Stock may not be indicative of the price that will prevail in the trading market. They may be unable to sell their shares of Common Stock at or above their purchase price, which may result in substantial losses to them and which may include the complete loss of their investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and the price of our Common Stock.

Any future sale of stock held by our existing stockholder who will hold 81% of our total issued and outstanding shares in the future, could severely impact the market price of our stock.

The Company, as of the date of this registration statement, has 13,203,000 shares outstanding. Of those outstanding shares, there are 1,812,001 shares that are considered “free trading” shares. Of these shares, 108,800 shares have been deposited in “street name” with brokers and are now shown to be with CEDE and Company This means that at least 1,812,001 shares of our company stock could be sold “over the Counter” if a market develops for our stock.

If the Company is successful in getting a market-maker for the company stock, of which there is no assurance, and a quote is placed on the stock, it is possible that present shareholders holding free trading stock could put their shares into the market, thus depressing the market price of the stock. This could result in many present shareholders not being able to sell their shares at a prevailing market price.

While there are shares that are “restricted securities”, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one year after their acquisition. Any sale of these shares held by Mr. Ray and shares that he controls, after the applicable restrictions expire, could have a depressive effect on the price of our common stock in any market that may develop, of which there is no guarantee.

Shareholders holding unregistered stock will have to comply with Rule 144, as described above. As a result, it may be harder for us to fund our operations and pay consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. The stock being unregistered could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless.

Mr. Ray does not currently have any plans to sell his shares at any time in the near future.

We are a small, development stage start-up company with two directors on our Board, who are also officers and therefore, could result in a lack of independence needed on certain issues and decisions which impact our shareholders.

We are a small start-up company with only two directors, Phil E. Ray, our President and A. Terry Ray, who is also our secretary and they are husband and wife. As a result, we lack independent directors, independent board committees and an independent audit committee financial expert. In addition, Mr. Ray will own approximately 65% of our issued and outstanding common stock at the time of this filing. Due to the controlling amount of that share ownership, they will have a significant influence in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the Company or other matters that could affect the ability to ever resell shares. Their interests may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

There can be no assurance that Mr. and Mrs. Ray will be completely independent in the decisions that are made as our director and/or principal stockholder that will ensure protection of the rights of other stockholders.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the Common Stock to realize economic benefit from their investment.

As holders of our Common Stock, shareholders will only be entitled to receive those dividends that are declared by our Board of Directors out of retained earnings. We do not expect to have retained earnings available for declaration of dividends in the foreseeable future. There is no assurance that such retained earnings will ever materialize to permit payment of dividends to our shareholders. Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders' interests in the Company and could depress our stock price.

Our Articles of Incorporation authorize 90,000,000 shares of common stock, of which 13,203,000 are outstanding as of September 30, 2020; and 10,000,000 shares of preferred stock, of which none are outstanding as of September30, 2020. Moreover, our Board of Directors is authorized to issue additional shares of our common stock and preferred stock. Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

Shareholders of the Company stock may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading or identifying an available exemption for secondary trading in our Common Stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

ITEM 2.           FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND PLAN OF OPERATION

The following Management’s Discussion and Analysis of Financial Condition and Plan of Operations (“MD&A”) is intended to help you understand our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our consolidated financial statements and the accompanying notes to consolidated financial statements and contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Centennial Growth Equities, Inc. (the “Company”), was incorporated in the State of Colorado on June 8, 2000. The Company was originally formed to engage in all aspects of acquiring, selling, brokering, and developing real estate. The Company could also engage in any other business permitted by law, as designated by the Board of Directors of the Company. The Company ceased real estate operations in 2006, when new management took control of the Company.

In 2006, Mr. Phillip E. Ray. purchased 4,000,000 shares from Eleece Murphy and a company owned by Mr. Ray, Venturevest Capital Corp., a company controlled by Mr. Ray, purchased 4,000,000 shares from Jim Piper, which resulted in control, and Mr. Ray was appointed president of the Company. Mr. Ray is presently changing the direction of the company to be a distributing and marketing company.

The Company has limited operations, and in accordance with SFAS #7, the Company is considered a start-up company.

A. Management's Discussion and Analysis

Since inception, June 6, 2000 and through 2005, the Company had minimal operations in the area of real estate. From 2006 through 2019, and the first nine months of 2020, the Company has had very little business activity and has generated no revenue and incurred no expenses. The Company is considered a start-up company. A new company bank account was opened in 2006 at BBVA, Compass Bank in Castle Pines, Colorado. The account was closed in December of 2010 for lack of business activity. The Company has not done business since that time up to 2019.

The Company’s income from 2006 through 2010 consisted of loans from affiliated parties of a total of $25,000.00 which was was used as operating capital, The $25,000 was turned into promissory notes and all of these notes were converted into common stock of the Company in 2013, leaving the Company with no liabilities whatsoever.

As of December 31, 2019, and September 30, 2020, the Company did not own, nor planned to purchase, any property or equipment. The Company utilizes office space provided without charge by the President and a director of the Company.

Results of Operations for the years ended December 31, 2019 and 2018

From 2008 and as of December 31, 2019, and through September 30, 2020, the Company has generated no sales revenue and incurred no expenses due to lack of activity.

Liquidity and Capital Resources

As of December 31, 2019, the Company had a working capital of $0. The Company had no bank account and did not use or generate any cash from operating, investing or financing activities

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared under accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ITEM 3.           DESCRIPTION OF PROPERTIES.

The Company does not own, lease or rent any property. The Company’s President and a director provides office services without charge.

We believe that this arrangement is suitable given the limited nature of our current operations.

ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

As of September30, 2020, we had 13,203,000 common shares outstanding. The following table sets forth certain information regarding our shares of common stock beneficially owned as of September 30, 2020, for (i) each stockholder known to be the beneficial owner of five percent (5%) or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within sixty (60) days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within sixty (60) days of the date of this Registration Statement. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the Closing Date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

The figures are based on 13,203,000 common shares outstanding as of the filing of this registration statement.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
				Percentage
				of Class,
Common Stock	Direct	Indirect	Total	Rounded
Name and Address of Beneficial Owner (1)
Executive Officers and Directors
Phillip E. Ray A. Terry Ray (1)	4,440,000	-0-	4,440,000	33.6%
Venturevest Capital Corp.(owned by Phil Ray) (2)	4,150,000	-0-	4,150,000	31.4
Officers and Directors as a Group (2)	8,590,000		8,590,000	65%
Other 5% Holders
DLR Associates (3)	2,939,000		2,939,000	22.3%
Common stock owned by Officers, directors and 5% shareholders	11,529,999		11,529,000	87.3%

(1). The address of Phillip E. Ray and A. Terry Ray is 11069 East Kilarea Ave. 180, Mesa, Arizona. Phil Ray and A. Terry Ray are husband and wife.

(2). Venturevest Capital Corp. is a Colorado corporation controlled by Phil Ray. The address of Venturevest Capital Corporation in the table is 558 Castle Pines Drive B-4 Suite 140 Castle Pines, Colorado.

(3) DLR Associates, Inc. is a Colorado Corporation controlled by Darin Ray. Includes 2,610,000 shares owned by DLR Associates and 329,000 shares owned by Darin Ray. Darin Ray is the adult son of the Company president and CEO, Phillip E. Ray. The corporate address for DLR Associates and Darin Ray is 2091 Ashleigh Court, Highlands Ranch, CO 80126

ITEM 5.           DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

Our directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until the earlier of their death, retirement, resignation, or removal.

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

NAME	AGE	POSITION	DIRECTOR SINCE
Phillip E. Ray	82	Chairman, President and Director	August 20, 2006

A. Terry Ray	75	Secretary and Director	August 20, 2006

Phillip E. Ray, Chairman of the Board of Directors, CEO, and president is currently president and principal of VentureVest Capital Corporation and Terayco International, Ltd. both Colorado corporations. He has fifty-five years of experience in business management, with six of those years in a public company all of that time serving as a President and senior manager or principal owner/operator of a company.

Mr. Ray has had experience in the management of public and non-public companies, including developing national marketing programs, advertising and publications, product development, investor relations, public securities offerings, corporate development, business plan preparation, financing strategies for developing companies and many other areas of corporate development and management. Mr. Ray has served as the President, a director and a major shareholder of two Colorado-based companies, since he founded the businesses in 1991. Terayco International, Ltd. and VentureVest Capital Corporation are engaged in business consulting in the areas of advertising, marketing, mergers and acquisitions and strategic planning, primarily for companies preparing for an initial public securities offering or a private securities placement.

Mr. Ray was Assistant Manager of Howlett Distributing in Las Vegas, Nevada, prior to founding his own advertising business in 1958. From 1958 until 1971, he served as owner and President of Advertising Productions of Nevada, Inc., an advertising service, and Phil E. Ray & Associates, a full-service advertising agency. Mr. Ray relocated to Colorado in 1971. In 1972, he founded and served as President and Chairman of the Board of Director of Electromedics, Inc., a Colorado corporation, specializing in medical products. Electromedics became a public company in 1974 through an initial public securities offering. Electromedics developed into a company with diversified medical, industrial and consumer products.

Mr. Ray acquired the consumer products division of Electromedics in 1981, organized a new company and eventually merged that company with a public company to spend full time in business consulting and other ventures, including Venturevest Capital Corporation and Terayco International, Ltd.. Mr. Ray, and Venturevest Capital Corp., a Colorado corporation owned by Mr. Ray, acquired a total of 8,590,000 (65.06%) shares stock of Centennial Growth Equities, Inc.(“Company”) in 2006, and 2007, and Mr. Ray was appointed President of the Company.

A. Terry Ray is the wife of Phillip Ray, the President of the Company, and has served as the corporate secretary of a number of public and private corporations and the administrative assistant or secretary to presidents of several companies for many years. Since 1991, she served as a Director and the Secretary of Venturevest Capital Corp, a company controlled by her and Phil Ray, the president of the Company. From 1995 to January 2004, she was employed as a senior administrator for Denver Reserve, Inc., a company in Littleton, Colorado, engaged in pre-tax benefit plans. Mrs. Ray is also President of Carriage House Event Center, Inc. a Colorado corporation and a startup venture. Ms. Ray has served in various administrative positions in her community for many years. Ms. Ray attended the University of Nevada-Las Vegas, majoring in business administration, from 1963 to 1965.

Mr. Ray will continue to provide the time necessary to continue the business in the same manner as he has done for the past 14 years.

Management is of the opinion that the other activities of Mr. Ray in VentureVest Capital Corporation or other activities will not conflict with the business activities of the registrant.

A. Significant Employees

The Company has no employees at this time other than the company’s officers.

B. Family Relationships

A. Terry Ray, Secretary, is the wife of Phillip E. Ray, our President.

C. Involvement on Certain Material Legal Proceedings

None.

ITEM 6.           EXECUTIVE COMPENSATION

A. Remuneration of Directors, Executive Officers, and Significant Employees

No compensation, cash, property or securities, has been paid to any officer or director over the past three years.

The Company has no agreement or understanding, express or implied, with any officer, director, or principal stockholder, or their affiliates or associates, regarding employment with the Company or compensation for services. The Company has no plan, agreement, or understanding, express or implied, with any officer, director, or principal stockholder, or their affiliates or associates, regarding the issuance to such persons of any shares of the Company's authorized and unissued common stock. There is no understanding between the Company and any of its present stockholders regarding the sale of a portion of all of the common stock currently held by them in connection with any future participation by the Company in a business. There are no other plans, understandings, or arrangements whereby any of the Company's officers, directors, or principal stockholders, or any of their affiliates or associates, would receive funds, stock, or other assets in connection with the Company's participation in a business. No advances have been made or contemplated by the Company to any of its officers, directors, or principal stockholders, or any of their affiliates or associates.

There is no policy that prevents management from adopting a plan or agreement in the future that would provide for cash or stock-based compensation for services rendered to the Company.

B. Employment Agreements

The Company has no employment agreements with its officers and directors.

C. Stock Option Plan

We do not have a stock option plan and we have not issued any warrants, options or other rights to acquire our securities.

D. Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

ITEM 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our office address is 9221 East Baseline road Suite 109-435, Mesa, Arizona 85209.

The Company does not own, lease or rent any property. Office services are provided without charge by an officer of the Company.

The officers and directors of the Company may loan money to the Company from time to time and receive promissory notes for the sum loaned. The promissory notes may bear interest at a reasonable rate and may be convertible into common stock. The terms of any promissory note will be at the discretion of the Board of Directors.

The Company's officers and directors are currently involved in other business activities and may, in the future, become involved in additional business opportunities. At present time and in the foreseeable future, no such business is or will be the Company’s customer or supplier. Each officer plans to devote a minimum of 5 hours per week on average (about 10% of their weekly allotted business time) to Company's specific activities. If a specific new business opportunity becomes available, such persons may face a conflict in the selection between the company and their other business interests. The Company has not yet formulated a policy for the resolution of such conflicts with the current management team since the Company is still in the developmental stages. However, the board of directors will develop such a policy when an officer starts to work on a full-time basis for the Company and they execute a new employment agreement, which changes their respective salaries to a non-commissioned based annual amount.

ITEM 8.           LEGAL PROCEEDINGS.

The Company is not a party to any material pending legal proceedings, and to the best of its knowledge, no such proceedings by or against the Company have been threatened.

ITEM 9.           MARKET PRICE OF AND DIVIDENDS ON THE REGISTERANT’S COMMONEQUITY AND RELATED STOCKHOLDERS MATTERS.

A. Market for the Registrant's Equity

The Company's stock is currently not traded on any public market and there has been no trading market from 2006 to date. As of September, 2020, management has not undertaken any discussions, preliminary or otherwise, with any prospective market maker concerning the participation of such market maker in the aftermarket for our securities, but we may initiate such discussions in the future.

B. Outstanding Options, Conversions, and Planned Issuance of Common Stock

As of September, 2020, there are no outstanding options, conversions, or planned issuances of additional common stock of the Company.

C. Security Holders

The Company has currently issued approximately 13,203,000 shares of Common Stock to approximately fifty-five (55) shareholders of record.

D. Securities that Could Be Sold Pursuant to Rule 144

There is a total of 1,812,000 shares of common stock that are presently may be considered free trading or can be sold under Rule 144 under the Securities Act of 1933, as amended.

E. Dividends

To the date of this Registration Statement, the Company has not declared nor paid any dividends on its Common Stock.

As of the date of this Registration Statement, the Company does not have a formal dividend policy.

F. Transfer Agent and Registrar

The Transfer Agent for the shares of common voting stock of the Company is Action Stock Transfer, 2469 E. Fort Union Blvd., Suite 214. Salt Lake City, Utah.

G. Penny Stock Considerations

Our shares are "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

□

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

□	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

□

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

□

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.

Our shares are subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

ITEM 10.           RECENT SALES OF UNREGISTERED SECURITIES

Since 2006, there has been no sale of unregistered securities.

ITEM 11.           DESCRIPTION OF SECURITIES

The Company, a Colorado corporation, is authorized to issue 90,000,000 shares of Common Stock, $0.001 par value. As of September 30, 2020, the Company has issued approximately 13,203,000 shares of Common Stock to approximately fifty-five (55) shareholder of record, including officers and directors of the Company and unaffiliated private investors. The holders of Common Stock (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of Common Stock, on all matters which stockholders may vote on at all meetings of Shareholders. All of the shares of Common Stock, now outstanding are fully paid and non-assessable; and (v) the holders of Common Stock have no conversion, preemptive or other subscription rights. There is no cumulative voting for the election of directors.

The Company is also authorized to issue 10,000,000 shares of Preferred Stock, $0.001 par value. As of September 30, 2020 no shares of Preferred Stock are issued and outstanding.

ITEM 12.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Bylaws of the Company provide for indemnification of its directors, officers and employees as follows:

(a) The Corporation shall indemnify any person who was, or is threatened to be made, a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director, officer, employee or agent of the Corporation, or (ii) while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or similar functionary of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the Revised Statutes of the State of Colorado, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article VII is in effect. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

(b) As used herein, the term "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding.

(c) A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) for the payment of distributions in violation of the Revised Statutes of the State of Colorado. Any repeal or amendment of this Article VII by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the foregoing provisions of this Article VII, a director or officer shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Revised Statutes of the State of Colorado.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 13.           FINANCIAL STATEMENTS SUPPLEMENTARY DATA AND EXHIBITS.

Part F-S

CENTENNIAL GROWTH EQUITIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Centennial Growth Equities, Inc.
Mesa, Arizona

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Centennial Growth Equities, Inc. (the Company) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Centennial Growth Equities, Inc.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses and has no operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2020.

Pinnacle Accountancy Group of Utah
Farmington, Utah
December 3, 2020

CENTENNIAL GROWTH EQUITIES, INC.
BALANCE SHEETS

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash	$-	$-
Total current assets	-	-
Total Assets	$-	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$-	$-
Total Current Liabilities	-	-
Total Liabilities	-	-

Commitments and contingencies	-	-

Stockholders' Deficit:
Preferred Stock par value $0.001, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common Stock, par value $0.001, 90,000,000 shares authorized; 13,203,000 shares issued and outstanding	13,203	13,203
Additional paid-in capital	114,877	114,877
Accumulated deficit	(128,080)	(128,080)
Total Stockholders' Deficit	-	-
Total Liabilities and Stockholders' Deficit	$-	$-

The accompanying notes are an integral part of these financial statements.

CENTENNIAL GROWTH EQUITIES, INC.
STATEMENTS OF OPERATIONS

For the Years Ended
December 31,
	2019	2018
Operating Expenses:
General and administrative	$-	$-
Total operating expenses	-	-

Loss from operations	-	-

Loss before provision for income taxes	-	-
Provision for income taxes	-	-
Net Loss	$-	$-

Loss per share, basic and diluted	$-	$-

Weighted average common shares outstanding, basic and diluted 13,203,000	13,203,000	13,203,000

The accompanying notes are an integral part of these financial statements.

CENTENNIAL GROWTH EQUITIES, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

			Additional
	Common Stock		Paid		Total
			in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balances as of December 31, 2017	13,203,000	$13,203	$114,877	$(128,080)	$-
Net loss	-	-	-	-	-
Balances as of December 31, 2018	13,203,000	13,203	114,877	(128,080)	-
Net loss	-	-	-	-	-
Balances as of December 31, 2019	13,203,000	$13,203	$114,877	$(128,080)	$-

The accompanying notes are an integral part of these financial statements.

CENTENNIAL GROWTH EQUITIES, INC.
STATEMENTS OF CASH FLOWS

For the Years Ended
December 31,
	2019	2018
Cash flows from operating activities:
Net Loss	$-	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:	-	-
Net cash used in operating activities	-	-

Cash flows from investing activities:	-	-
Cash flows from financing activities:

Net decrease in cash	-	-

Cash, beginning of period	-	-

Cash, end of period	$-	$-

Supplemental disclosure of cash flow information:
Cash paid for taxes	$-	$-
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these financial statements.

CENTENNIAL GROWTH EQUITIES, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND OPERATIONS

Centennial Growth Equities, Inc. (the “Company”), was incorporated in the State of Colorado on June 8, 2000. The Company was formed to engage in all aspects of acquiring, selling, brokering, and developing real estate. The Company may also engage in any other business permitted by law, as designated by the Board of Directors of the Company. The Company ceased real estate operations in 2006, when new management took control of the Company.

On August 20, 2006, Mr. Phil E. Ray purchased 4,000,000 shares of Common Stock of the Company from Eleece “Patty” Murphy. Venturevest Capital Corporation, a Colorado corporation controlled by Mr. Phil Ray purchased 4,000,000 shares from Jim Piper.

Mr. Ray was appointed as a Director, Vice President and Secretary Treasurer of the Company and Mrs. A. Terry Ray, the wife of Mr. Ray, was appointed as a Director of the Company.

Mr. Ray is presently changing the direction of the Company to be a product development, distributing and marketing company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying audited financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Concentrations of credit risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the years ended December 31, 2019 or 2018.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period unless they are anti-dilutive. There are no potentially dilutive shares as of December 31, 2019 or 2018.

NOTE 3 - GOING CONCERN

As reflected in the financial statements, the Company has an accumulated deficit of $128,080 as of December 31, 2019, has no current operations and has generated no income to date. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company considers all new accounting pronouncements and management has determined that there have been no other recently adopted or issued accounting standards that had or will have a material impact on its financial statements.

NOTE 4- INCOME TAXES

The Company did not incur any federal or state income tax expense or benefit for the years ended December 31, 2018 and 2019.

The provision for income taxes differs from the amounts which would result from applying the federal statutory rate of 21% and Colorado rate of 4.6% to the Company’s loss before income taxes as follows:

For the years ended
December 31,
	2018	2019
Computed "expected" income tax benefit	$-	$-
State income tax benefit, net of federal benefit	-	-
Change in valuation allowance	-	-
Provision for income taxes	$—	$—

Temporary differences that give rise to the components of deferred tax assets and liabilities are as follows:

	As of December 31,
	2018	2019
Deferred tax assets:
Net operating loss carry-forwards	32,827	32,827
Less: Valuation allowance	(32,827)	(32,827)
Net deferred tax assets	$—	$—

As of December 31, 2019, the Company had net operating losses of $128,080 for federal and state income tax purposes.

As of December 31, 2019 and 2018, management recorded a full valuation allowance against the net deferred tax assets of $32,827, created as a result of the Company's net operating losses. In assessing the ability to realize a portion of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making the assessment.

NOTE 5- SUBSEQUENT EVENTS

Management has performed an evaluation of subsequent events through the date that the financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following.

On February 19, 2020, the Company created a subsidiary, Venture Growth Equities, Inc., a Colorado corporation, of which 100 shares of common stock was issued to Centennial Growth Equities, making it a wholly owned subsidiary of the Company. There has been no activity in the subsidiary.

On February 20, 2020, the Shareholders voted to file amended Articles of Incorporation with the State of Colorado authorizing 90,000,000 shares of common stock at a par value of $0.001 and 10,000,000 shares of Preferred stock at a par value of $0.001. The Articles were filed with the Secretary of State of Colorado on April 20, 2020.

On February 28, 2020, the Company created a subsidiary, Centennial Ventures, Inc., a Colorado corporation, of which 100 shares of common stock was issued to Centennial Growth Equities, Inc., making it a wholly owned subsidiary of the Company. There has been no activity in the subsidiary.

CENTENNIAL GROWTH EQUITIES, INC.

CENTENNIAL GROWTH EQUITIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current Assets:
Cash	$-	$-
Prepaid expense	3,000	-
Total current assets	3,000	-

Total Assets	$3,000	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$-	$-
Related party loan	3,160	-
Total Current Liabilities	3,160	-

Total Liabilities	-	-

Commitments and contingencies	-	-

Stockholders' Deficit:
Preferred Stock par value $0.001, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common Stock, par value $0.001, 90,000,000 shares authorized; 13,203,000 shares issued and outstanding	13,203	13,203
Additional paid-in capital	114,877	114,877
Accumulated deficit	(128,240)	(128,080)
Total Stockholders' Deficit	(160)	-
Total Liabilities and Stockholders' Deficit	$-	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CENTENNIAL GROWTH EQUITIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months		For the Nine Months
	Ended		Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating Expenses:
General and administrative	$160	$-	$160	$-
Total operating expenses	160	-	160	-

Loss before provision for income taxes	(160)	-	(160)	-
Provision for income taxes	-	-	-	-
Net Loss	$-	$-	$-	$-

Loss per share, basic and diluted	$(0.00)	$0.00	$(0.00)	$0.00

Weighted average common shares outstanding, basic and diluted	13,203,000	13,203,000	13,203,000	13,203,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CENTENNIAL GROWTH EQUITIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited)

For the three and nine months ended
September 30, 2020
			Additional
	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances as of December 31, 2019	13,203,000	$13,203	$114,877	$(128,080)	$-
Net loss				(160)	(160)
Balances as of March 31, 2020	13,203,000	13,203	114,877	(128,080)	(160)
Net loss				-	-
Balance as of June 30, 2020	13,203,000	13,203	114,877	(128,240)	(160)
Net loss				-
Balances as of September 30, 2020	13,203,000	$13,203	$114,877	$(128,240)	$(160)

For the three and nine months ended
September 30, 2019
	Common Stock		Additional
	Shares	Amount	Paid in Capital	Accumulated Deficit	Total
Balances as of December 31,
2018	13,203,000	$13,203	$114,877	$(128,080)	$-
Net loss					-
Balances as of March 31, 2020	13,203,000	13,203	114,877	(128,080)	-
Net loss	-	-	-	-	-
Balances as of June 30, 2020	13,203,000	13,203	114,877	(128,080)	-
Net loss	-	-	-	-	-
Balances as of September 30, 2019	13,203,000	$13,203	$114,877	$(128,080)	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements

CENTENNIAL GROWTH EQUITIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net Loss	$(160)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:	(3,000)	-
Net cash used in operating activities	(3,160)	-
Prepaid expense	(3,000)

Cash flows from investing activities:	-	-

Cash flows from financing activities:
Proceeds from related party loan	3,160	-
Net cash provided by financing activities	3,160	-

Net decrease in cash	-	-

Cash, beginning of period	-	-

Cash, end of period	$-	$-

Supplemental disclosure of cash flow information:
Cash paid for taxes	$-	$-
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CENTENNIAL GROWTH EQUITIES, INC.
NOTES TO CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
September 30, 2020 and 2019

NOTE 1 – ORGANIZATION AND OPERATIONS

Centennial Growth Equities, Inc. (the “Company”), was incorporated in the State of Colorado on September 8, 2000. The Company was formed to engage in all aspects of acquiring, selling, brokering, and developing real estate. The Company may also engage in any other business permitted by law, as designated by the Board of Directors of the Company. The Company ceased real estate operations in 2006, when new management took control of the Company.

On August 20, 2006, Mr. Phil E. Ray purchased 4,000,000 shares of Common Stock of the Company from Eleece “Patty” Murphy. Venturevest Capital Corporation, a Colorado corporation controlled by Mr. Phil Ray purchased 4,000,000 shares from Jim Piper.

Mr. Ray was appointed as a Director, Vice President and Secretary Treasurer of the Company and Mrs. A. Terry Ray, the wife of Mr. Ray, was appointed as a Director of the Company.

On February 19, 2020, the Company created a subsidiary, Venture Growth Equities, Inc., a Colorado corporation, of which 100 shares of common stock was issued to Centennial Growth Equities, making it a wholly owned subsidiary of the Company. There has been no activity in the subsidiary.

On February 28, 2020, the Company created a subsidiary, Centennial Ventures, Inc., a Colorado corporation, of which 100 shares of common stock was issued to Centennial Growth Equities, Inc., making it a wholly owned subsidiary of the Company. There has been no activity in the subsidiary.

Mr. Ray is presently changing the direction of the company to be a product development, distributing and marketing company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Concentrations of credit risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of September 30, 2020 or December 31, 2019.

NOTE 3 - GOING CONCERN

As reflected in the unaudited consolidated financial statements, the Company has an accumulated deficit of $128,080 as of September 30, 2020, has no current operations and has generated no income to date. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2020, a shareholder prepaid $3,000 audit retainer on behalf of the Company in addition to $160 in connection with the formation of two new subsidiaries, resulting in the Company owing the shareholder $3,160 and $0 at September 30, 2020 and December 31, 2019, respectively.

NOTE 5 – EQUITY TRANSACTION

On February 20, 2020, the Shareholders voted to file amended Articles of Incorporation with the State of Colorado authorizing 90,000,000 shares of common stock at a par value of $0.001 and 10,000,000 shares of Preferred stock at a par value of $0.001. The Articles were filed with the Secretary of State of Colorado on April 20, 2020.

NOTE 6- INCOME TAXES

The Company did not incur any federal or state income tax expense or benefit for the nine months ended September 30, 2020 and 2019.

The provision for income taxes differs from the amounts which would result from applying the federal statutory rate of 21% and Colorado state rate of 4.63% to the Company’s loss before income taxes as follows:

	For the nine months ended
	September 30,
	2020	2019
Computed "expected" income tax benefit	$41	$—
State income tax benefit, net of federal benefit	—	—
Change in valuation allowance	(41)	—
Provision for income taxes	$—	$—

Temporary differences that give rise to the components of deferred tax assets and liabilities are as follows:

	September, 30,	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carry-forwards	32,868	32,827
Less: Valuation allowance	(32,868)	(32,827)
Net deferred tax assets	$—	$—

As of September 30, 2020 and 2019, the Company had net operating losses of $128,240 for federal and state income tax purposes that can be carried forward for up to twenty years and deducted against future federal taxable income.

As of September 30, 2020, and 2019, management recorded a full valuation allowance against the net deferred tax assets of $32,868, created as a result of the Company's net operating losses. In assessing the ability to realize a portion of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making the assessment.

NOTE 7 - SUBSEQUENT EVENTS

Management has performed an evaluation of subsequent events through the date that the consolidated financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

ITEM 14.           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.           FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements and Schedules

The financial statements required to be filed as part of this Registration Statement are included in Item 13 hereof.

(b) Exhibits

3.1	Articles of Incorporation and Amendments thereto.
3.2	Bylaws
23.1	Consent of Independent Accountants

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed behalf by the undersigned, thereunto duly authorized.

CENTENNIAL GROWTH EQUITIES, INC.

Date: December 28, 2020

By /s/ Phil Ray
Phil Ray
President, Chief Executive Officer
Treasurer and Director